                                                                     EXHIBIT 4.4

                          [LETTERHEAD OF VENTAS, INC.]

February 28, 2001

Seth Klarman
President
The Baupost Group, L.L.C.
44 Brattle Street
P.O. Box 381288
Cambridge, Massachusetts  02238

Re: Request by The Baupost Group, L.L.C. ("TBG") for a Waiver of Certain Provisions of Article XII of the Certificate of Incorporation of Ventas, Inc. (the "Company")
     ------------------------------------------------------------------------

Dear Mr. Klarman:

          This letter is in response to the request by TBG for an amendment of the previously granted waiver of certain provisions of Article XII of the Certificate of Incorporation of the Company with respect to TBG and its Advisory Clients as described in the letter from TBG to the Company dated February 28, 2001, which is attached hereto (the "Request Letter"). Terms used herein with an initial capital letter and not otherwise defined shall have the meaning specified in said Article XII.

          Based upon the representations, warranties and covenants set forth in the Request Letter, the Company hereby confirms that, effective as of April 15, 1999, the term "Ownership Limit" with respect to Common Shares shall mean, solely as applied to TBG, its Advisory Clients, and any other person who, in combination with TBG or the Advisory Clients, would comprise a "group" as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, Beneficial Ownership of 14.9%, in number of shares or value, of the Common Shares.

          Notwithstanding the foregoing, the ownership of the Company's Common Shares by TBG or any of its Advisory Clients shall remain subject to the otherwise applicable 9.0% Ownership Limit in the event that such ownership should result in (i) any "individual" (within the meaning of Section 542(a)(2) of the Internal Revenue Code of 1986, as amended (the "Code"), as modified by
Section 856(h) of the Code) owning (after taking into account the constructive ownership rules of Section 544 of the Code, as modified by Section 856(h) of the
Code) in excess of 9.0% of the Common Shares or (ii) any 10.0% Company
                                             --
Shareholder, alone or in combination with other 10.0% Company Shareholders, owning (either directly or by operation of the attribution rules of Section 318 of the Code, as modified by Section 856(d)(5) of the Code), any interest in the stock of Vencor, Inc. or in the stock, assets, or net profits of any other present or future tenant of the Company. For purposes of the preceding sentence, the term "10.0% Company Shareholder" means a person who beneficially owns 10.0% or more of the total combined voting power or total number of shares of stock of the Company, either directly or by operation of the attribution rules of Section 318 of the Code, as modified by Section 856(d)(5) of the Code.

          Without limiting the foregoing, the breach of any representation, warranty or covenant contained in the Request Letter, or the failure to comply with the covenants and undertakings in the Request Letter, shall cause the waiver granted in this letter to become null and void, and shall cause any Common Shares owned by TBG or its Advisory Clients in excess of the otherwise applicable 9.0% Ownership Limit to become designated as Excess Shares under
Article XII, in addition to any other remedy available to the Company.

          Nothing in this letter shall be deemed to grant any person, other than TBG or its Advisory Clients, permission to own securities in excess of the Company's otherwise applicable 9.0% investment limit.

          If this letter accurately sets forth our understanding, please sign the letter where indicated below and return a signed copy to me. This letter shall be of no force and effect, and may be revoked at any point in time prior to the Company's receipt of a signed copy from TBG.

                                     Very truly yours,

                                     VENTAS, INC.

                                     By:  /s/ T. Richard Riney
                                          --------------------
                                          Name:  T. Richard Riney
                                          Title: Executive Vice President and
                                                 General Counsel
ACCEPTED AND AGREED
This 28th day of
February, 2001

THE BAUPOST GROUP, L.L.C.
on behalf of itself and on behalf of its Beneficial Owners and the Advisory Clients

By  /s/ Seth Klarman
    ----------------
    Name:  Seth Klarman
    Title:  President

                   [LETTERHEAD OF THE BAUPOST GROUP, L.L.C.]

February 28, 2001

Board of Directors
Ventas, Inc.
4360 Brownsboro Road
Suite 115
Louisville, Kentucky 40207-1642

Re: Request by The Baupost Group, L.L.C. for Waiver to Provisions of Article XII of the Certificate of Incorporation of Ventas, Inc. (the "Company")
     ------------------------------------------------------------------------

To the Directors of Ventas, Inc.:

     The Baupost Group, L.L.C. ("TBG") is an investment advisor registered under the Investment Advisers Act of 1940. The "Advisory Clients" listed in Exhibit A hereto, together with TBG, currently own, in the aggregate, 8,224,946 shares of the outstanding common stock, (the "Common Shares") of the Company (the "Shares"). Pursuant to advisory contracts with the Advisory Clients, TBG exercises sole voting and investment discretion over such shares. No other person who would constitute, along with TBG or with any one or more of the Advisory Clients, a "group" as that term is used for purposes of Section 13(d)(3) ("Section 13(d)") of the Securities Exchange Act of 1934, as amended (the "Exchange Act") owns any shares of the Company. Because that portion of the Shares which exceed the Ownership Limit (capitalized terms in this letter are used as defined in Article XII of the Certificate of Incorporation of the Company) is subject to being designated as Excess Shares under Article XII, TBG requests that the Board of Directors of the Company (the "Board") grant a waiver to TBG and the Advisory Clients from certain of the provisions of Article XII that relate to limitations upon ownership of Common Shares, so that TBG, its Advisory Clients, and any other Person who would constitute, along with TBG or any Advisory Client, a "group" as that term is used for purposes of Section 13(d) of the Exchange Act may Beneficially Own, in the aggregate, up to 14.9%, in number of shares or value, of the Common Shares.

     In consideration and as a condition to such waiver, each of TBG and the Advisory Clients agree that it shall not take any of the actions described below with respect to any Additional Shares for so long as such shares shall constitute Additional Shares or until any of the Events (as defined below) shall occur. "Additional Shares" shall mean the number of Common Shares owned by all of TBG, the Advisory Clients and any other persons who would constitute, along with TBG or any Advisory Client, a "group" under Section 13(d), that exceeds 9.0% of the Common Shares of the Company outstanding. The undersigned has the legal authority to bind each Advisory Client and the Beneficial Owners of TBG to the terms of this letter and the related Waiver. With respect to Additional Shares, TBG shall not, and it shall not permit any Advisory Clients to:

     (a) Solicit proxies from stockholders of the Company, the power to vote, become a "participant" in any "election contest" (as such terms are used in Rule 14a-11 of the Exchange

Act), with respect to the Company, or make any communication (other than as required by law) referred to in Rule 14a-1(l)(2)(iv) of the Exchange Act in connection with any election contest or other vote by stockholders of the Company or otherwise that is contrary to or conflicts with actions taken or omitted or to be omitted by the Board;

     (b) Seek or vote for the removal of any member of the Board, except removal "for cause" as such term is used under the Delaware General Corporation Law;

     (c) Vote for any individual nominated for election to the Board other than those individuals nominated by the Board or a committee thereof;

     (d) Call or seek to have called any meeting of the stockholders of the Company; or

     (e) Otherwise act, alone or in concert with others (i) by voting to solicit, propose, or approve any business combination with the Company, (ii) by voting to solicit, propose or approve any tender offer or exchange offer for any voting securities of the Company, or (iii) by voting in a manner which would otherwise assist or facilitate any effort or attempt by any persons to do or seek to do any of the foregoing.

     Notwithstanding anything herein to the contrary, with respect to Additional Shares, TBG and its Advisory Clients shall not be prohibited from engaging in the activities set forth in sections (a) through (e) above at any time after any of the following events (the "Events") shall occur:

     (a) either Douglas Crocker II or Debra A. Cafaro shall cease to serve as a director of the Company;

     (b) Debra A. Cafaro shall cease to serve as Chief Executive Officer of the Company;

     (c) a voluntary or involuntary bankruptcy proceeding shall be commenced by or against the Company; or

     (d) the average "closing price" of the Company's Common Shares for any twenty consecutive trading day period shall be less than $2.25 per share ("closing price" shall mean the last sale price, regular way, as reported in the principal consolidated transaction reporting system where the Common Shares are listed or admitted to trading or, if the Common Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System, or if the Common Shares are not traded, such amount as an independent investment banking firm, mutually selected by the Company and TBG, determines to be the value of a Common Share).

     In support of its request, TBG hereby makes the following representations, warranties and covenants:

        1. The name and taxpayer identification number ("TIN") of each Advisory Client of TBG is set forth in Exhibit A. Exhibit A shows, as of the date hereof, the amount of

Common Shares purchased on behalf of each such Advisory Client and the number of shares beneficially owned by TBG, none of which exceeds 9.0%.

        2. In excess of 99% of the ownership interest in each of HB, PB, and YB respectively, is owned by a single (but different with respect to each of HB, PB and YB) educational organization described in Section 170(b)(1)(A)(ii) of the Code, or its affiliated support organization described in Section 509(a)(3) of the Code. No Person (as defined in Article XII) Beneficially Owns, or is believed by TBG to be likely to Beneficially Own in the future, 5% or more of the outstanding shares (or other ownership interest) of any of the other Advisory Clients.

        3. TBG is a limited liability company organized under Massachusetts law. Seth A. Klarman beneficially owns an approximate 65% interest in TBG. William J. Poorvu owns an approximate 16.66% interest in TBG. No interests in TBG are owned by any member of Seth Klarman's Family, any member of Mr. Poorvu's Family, any Klarman-Related Entities, or any Poorvu-Related Entities. For this purpose, members of an individual's "Family" include the individual's spouse, siblings, half-siblings, ancestors, and lineal descendants, and the term "Related Entities," when used with respect to an individual, includes any trust, estate, partnership, limited liability company, or corporation in which such individual and/or a member of such individual's Family is a beneficiary, partner, member or shareholder owning a 5% or greater interest. No person or entity beneficially owns an interest in TBG of 5% or more except as specifically described in this paragraph.

        4. Neither the Beneficial Owners of TBG, TBG, nor any of its Advisory Clients, taken separately or taken together in any combination, are, and will not in the future be, partners in any partnership (other than in an Advisory Client itself covered by this letter) between or among any two or more of them as determined for federal income tax purposes which partnership Beneficially Owns any of the Company's Common Stock. No single Advisory Client or combination of Advisory Clients with a mutual 10% or greater owner Beneficially Owns, and will not at any time in the future Beneficially Own, more than 9% of the Company's Common Shares. Neither the Beneficial Owners of TBG, TBG, nor any of its Advisory Clients currently Beneficially Owns (within the meaning of Article
XII), and will not at any time in the future Beneficially Own, more than 9.0% of the Company's Common Shares (excluding for this purpose its Beneficial Ownership of Common Shares in excess of such amounts to the extent such Beneficial Ownership results solely from its being treated, along with the Advisory Clients, as a "group" under Section 13(d) of the Exchange Act).

        5. None of the Beneficial Owners of TBG, TBG, or TBG's Advisory Clients, or any other person who would, along with TBG, either constitute a "group" under Section 13(d)(3) of the Exchange Act or a partnership for federal income tax purposes, or a 10% or greater Beneficial Owner of any of the foregoing have Beneficially Owned at any time during 1999 or 2000, currently Beneficially Own and during the Waiver Period shall not, singly or taken together in any combination, Beneficially Own any stock, warrants, options, convertible debt or any other rights to acquire the stock of Vencor, Inc. or any other tenant of the Company.

        6. Seth Klarman, together with members of his Family and all Klarman-Related Entities, currently do not Beneficially Own, and will not at any time in the future Beneficially Own, more than 9.0% of the Common Shares (excluding for this purpose their Beneficial Ownership of Common Shares in excess of such amounts to the extent such Beneficial Ownership results solely from their being treated, along with TBG and its Advisory Clients, as a "group" under Section 13(d) of the Exchange Act).

        7. Seth Klarman, together with members of his Family and all Klarman-Related Entities, currently do not beneficially own, either actually or under the constructive ownership rules of Section 318 of the Code, as modified by
Section 856(d)(5) of the Code, any stock of Vencor. In the future, Seth Klarman will not acquire, on behalf of himself, any member of his Family, or any Klarman-Related Entity which he controls, any stock of Vencor or any warrants, options or other rights to acquire any stock of Vencor (including convertible debt). In addition, Mr. Klarman, together with members of his Family and all Klarman-Related Entities which he controls, will not acquire any interest representing (i) the voting power, value or total number of shares of the stock of any other tenant of the Company that is a corporation or (ii) the assets or net profits of any tenant of the Company that is an entity other than a corporation.

        8. TBG will limit the aggregate Beneficial Ownership (as defined in Article XII) by it and any Person who would constitute, along with TBG or any Advisory Client, a "group," as that term is used for purposes of Section 13(d) of the Exchange Act, of the Common Shares to no more than 14.9%, in number of shares or value, of the Common Shares.

        9. (i) No single Advisory Client or combination of Advisory Clients with a mutual 10.0% or greater owner, Beneficially Owns and will not at any time in the future Beneficially Own more than 9.0% of the Common Shares, (ii) no single Advisory Client currently Beneficially Owns and will not at any time in the future Beneficially Own (either directly or under the attribution rules of Section 318 of the Code, as modified by Section 856(d)(5) of the Code) any shares of stock, warrants, options, convertible debt or other rights to acquire stock of Vencor or any other tenant of the Company, and (iii) none of the educational organizations or affiliated support organizations described in paragraph 2 currently beneficially owns (either directly or under the attribution rules of Section 318 of the Code, as modified by Section 856(d)(5) of the Code), any of the outstanding shares of stock of Vencor.

        10. Notwithstanding any other provision of this letter or the related waiver, if any 10.0% or greater Beneficial Owners of TBG, TBG, its Advisory Clients, or any other person who would, along with TBG or any of them, either constitute a "group" under Section 13(d)(3) of the Exchange Act or a partnership for federal income tax purposes, Beneficially Owns (excluding for this purpose Beneficial Ownership of Common Stock that results solely from being treated as part of a "group" under Section 13(d)) more than 9.0% of the stock of the Company while Beneficially Owning, singly or taken together in any combination, any of the stock, warrants, options, convertible debt or any other rights to acquire the stock of Vencor, Inc. or any other tenant of the Company, the Additional Shares owned will be automatically designated as "Excess Shares" under Article XII. Such designation will be effective as of the close of business on the business day prior to the date of the relevant event

        11. TBG and any Person who would constitute, along with TBG or any Advisory Client, a "group" under Section 13(d) of the Exchange Act, will comply with the terms of Article XII, except as expressly waived by the Board.

        12. TBG understands that the breach of any representation, warranty or covenant contained herein or the failure to comply with its covenants and undertakings in this letter, in addition to any other remedy available to the Company, subjects the Additional Shares to being designated as "Excess Shares" under Article XII. In such event, any waiver granted by the Board shall terminate and the Company may proceed in any manner permitted under Article XII. If at any time after the date hereof the ownership of Common Stock by any person covered by this waiver falls below the 9.0% limitation, any subsequent purported acquisitions of Common Stock in violation of such limitation shall be Excess Shares.

       13. If, after the date hereof, the number of Common Shares subject to this waiver as of the date hereof is reduced through sales or any other dispositions of Common Stock, this waiver shall, after each such sale or disposition, apply only to the reduced holding of Common Shares. If at any time after the date hereof the ownership of Common Shares by any Person covered by this waiver falls below the 9% limitation, this waiver shall, as to each such Person, lapse and be of no further effect, with the consequence that thereafter any subsequent purported acquisition of Common Shares in violation of such limitation shall result in any shares above the 9% limitation being Excess Shares. After the lapse of this waiver, the representations and warranties made by Baupost in this letter shall have no further effect as to Common Shares not exceeding the 9% Ownership Limit, except that any representations and warranties made while Common Shares covered by this waiver at any time exceeded the 9% Ownership Limitation shall continue in effect notwithstanding the lapse of this waiver.

     Upon acceptance of this letter by you, this letter shall supersede our letter dated October 26, 1999, which was accepted by you on October 27, 1999, which shall be of no further force and effect.

                                     Very truly yours,

                                     THE BAUPOST GROUP, L.L.C.
                                     on behalf of itself and on behalf of its Beneficial Owners and the Advisory Clients

                                     By:/s/ Seth Klarman
                                        ----------------
                                        Name:  Seth Klarman
                                        Title: President

                                   EXHIBIT A


                                                                             Number of
                                                                             Common
Name of Advisory Client                                        T.I.N.        Shares
------------------------------------------------------------   ------------- -------------
1.  The Baupost Fund (the "Fund")/1/                             04-6655157      550,450

2.  Baupost Limited Partnership 1983 A-1 ("A")                   04-2780320      885,300

3.  Baupost Limited Partnership 1983 B-1 ("B")                   04-2780324      417,200

4.  Baupost Limited Partnership 1983 C-1 ("C")                   04-2780321    2,710,596

5.  Baupost Limited Partnership 1987 F-1 ("F")                   04-2982721            0

6.  HB Institutional Limited Partnership ("HB")                  04-3425685    2,222,150

7.  PB Institutional Limited Partnership ("PB")                  04-3425688      933,350

8.  YB Institutional Limited Partnership ("YB")                  04-3431530      424,900

9.  Baupost Value Partners, L.P.-I                               04-3506440       72,900

10.  Baupost Value Partners, L.P.-II                             04-3507557        8,100

Investment Adviser
------------------

The Baupost Group, L.L.C. ("TBG")                                04-3402144            0

--------------------------------

        /1/ The Fund, a Massachusetts business trust, is an open-end management investment company registered under the Investment Company Act of 1940, as amended, that has elected to be taxed as a regulated investment company under the Code.